Exhibit 10.18

Rev. 11/9/89


                            DIRECTOR'S
                    INDEMNIFICATION AGREEMENT


THIS AGREEMENT is made as of the 9th day of November, 1989 between Reflectone, Inc., a Florida corporation ("Corporation") and ("Director").

WHEREAS, Director is a member of the Board of Directors of the Corporation and in such capacity is performing a valuable service; and

WHEREAS, the Corporation's Bylaws (the "Bylaws") provide for the indemnification of the officers, directors, agents and employees of the Corporation to the maximum extent authorized by Section 607.014 of Florida Statutes Annotated, as amended to date (the "State Statute"); and

WHEREAS, such Bylaws and the State Statute specifically provide that they are not exclusive, and contemplate that contracts may be entered into between the Corporation and the members of its Board of Directors with respect to indemnification of such directors; and

WHEREAS, in accordance with the authorization provided by the State Statute, the Corporation has purchased and presently maintains a policy of directors and officers liability insurance ("D & O Insurance"), covering certain liabilities which may be incurred by its directors and officers in the performance of their services for the Corporation; and

WHEREAS, recent developments with respect to the terms and availability of D & O Insurance have raised questions concerning the adequacy and reliability of the protection afforded to directors thereby and under the Bylaws and State Statute; and

WHEREAS, in order to resolve such questions and thereby induce Director to continue to serve as a member of its Board of Directors, and to otherwise provide services to the Corporation, the Corporation has determined and agreed to enter into this contract with Director;

NOW, THEREFORE, in consideration of Director's continued service as a Director, and in such other capacities as Director shall render services to the Corporation, after the date hereof, the parties hereto agree as follows:

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1.   Indemnity of Director.  The Corporation hereby agrees to hold harmless and indemnify Director to the full extent authorized or permitted by the provisions of subsections (1) through (6) and (8) of the State Statute, or by any amendment thereof or other similar statutory provision authorizing or permitting such indemnification which is adopted after the date hereof.

2.   Maintenance of Insurance and Self Insurance.

     (a) Subject only to the provisions of Section 2(b) hereof, the Corporation hereby agrees that, so long as Director shall continue to serve as a director of the Corporation (or shall continue at the request of the Corporation to serve as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise), and thereafter so long as Director shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative, by reason of the fact that Director was a director of the Corporation (or served in any of said other capacities), the Corporation will purchase and maintain in effect for the benefit of Director one or more valid, binding and enforceable policy or policies of D & O Insurance providing, in all respects, coverage at least comparable to that presently provided pursuant to the policy of D & O Insurance currently maintained in force and effect by the Corporation (the "Insurance Policy").

     (b) The Corporation shall not be required to maintain said policy or policies of D & O Insurance in effect if said insurance is not reasonably available or if, in the reasonable business judgment of the Board of Directors, either (i) the premium cost for such insurance is substantially disproportionate to the amount of coverage, or (ii) the coverage provided by such insurance is so limited by exclusions that there is insufficient benefit from such insurance.

     (c) In the event the Corporation does not purchase and maintain in effect said policy or policies of D & O Insurance pursuant to the provisions of Section 2(b) hereof, the Corporation agrees to hold harmless and indemnify Director to the full extent of the coverage which would otherwise have been provided for the benefit of Director pursuant to the Insurance Policy.



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3.   Additional Indemnity.  Subject only to the exclusions set forth in
Section 4 hereof, and in addition to the indemnity provided in Sections 1 and 2(c) hereof, Corporation hereby further agrees to hold harmless and indemnify Director against any and all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Director in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Corporation) to which Director is, was or at any time becomes a party, or is threatened to be made a party, by reason of the fact that Director is, was or at any time becomes a director, officer, employee or agent of the Corporation, or is or was serving or at any time serves at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

4. Limitations on Additional Indemnity. No indemnity pursuant to Section 3 hereof shall be paid by the Corporation:

     (a) In respect of expenses, judgments and settlement amounts to the extent attributable to the recovery of remuneration paid or other financial benefit provided to Director by the Corporation if it shall be determined by a final judgment or other final adjudication that such remuneration or financial benefit was paid or provided in violation of Director's duties and obligations to the Corporation;

     (b) On account of any suit in which judgment is rendered against a Director for an accounting of profits, made from the purchase or sale by Director of securities of the Corporation, pursuant to the provisions of
     Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any federal, state or local statutory law, or on account of any payment by Director to the Corporation in respect of any claim for such an accounting;

     (c) On account of Director's conduct if it shall be determined by a final judgment or other final adjudication to have been knowingly fraudulent, deliberately dishonest, or grossly negligent, or to have constituted willful misconduct; or

     (d) If a final decision by a Court having jurisdiction in the matter shall determine that such indemnity is prohibited by the State Statute or otherwise is not lawful.

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5.   Contribution.  If the indemnification provided in Sections 1, 2(c) and 3 is unavailable and may not be paid to Director for any reason other than those set forth in paragraphs (a), (b) and (c) of Section 4, or as a result of prohibitions set forth in the State Statute, then in respect of any threatened, pending or completed action, suit or proceeding in which the Company is jointly liable with Director (or would be if joined in such action, suit or proceeding), the Company shall contribute to the amount of expenses, judgments, fines and settlements paid or payable by Director in such proportion as is appropriate to reflect (i) the relative benefits received by the Company on the one hand and the Director on the other hand from the transaction from which such action, suit or proceeding arose, and (ii) the relative fault of the Company on the one hand and of the Director on the other in connection with the events which resulted in such expenses, judgments, fines or settlement amounts, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of the Director on the other shall be determined by reference to, among other things, the parties' relative intent, knowledge, access to information and opportunity to correct or prevent the circumstances resulting in such expenses, judgments, fines or settlement amounts. The Company agrees that it would not be just and equitable if contribution pursuant to this Section 5 were determined by pro rata allocation or any other method of allocation which does not take account of the foregoing equitable considerations.

6. Continuation of Obligations. All agreements and obligations of the Corporation contained herein shall continue during the period Director is a director, officer, employee or agent of the Corporation (or is serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise), and shall continue thereafter for so long as Director shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative, by reason of the fact that Director was a director of the Corporation or serving in any other capacity referred to herein.

7. Notification and Defense of Claim. Promptly after receipt by Director of notice of the commencement of any action, suit or proceeding, Director will, if a claim in respect thereof is to be made against the Corporation under this Agreement (other than under Section 1 hereof), notify the Corporation of the commencement thereof, but the omission so to notify the Corporation will not relieve it from any liability which it may have to Director otherwise than under this Agreement. With respect to any such action, suit or proceeding as to which Director so notifies the Corporation:

     (a) The Corporation will be entitled to participate therein at its own expense;

     (b) The Corporation will directly pay, or promptly reimburse Director for, all expenses reasonably incurred by Director in the defense thereof; and
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     (c)  Except as otherwise provided below, the Corporation may assume the defense thereof. After notice from the Corporation to Director of its election so to assume such defense, the Corporation will not be liable to Director under this Agreement for any legal or other expenses subsequently incurred by Director in connection with the defense thereof, other than reasonable costs of investigation or as otherwise provided below. Director shall have the right to employ his separate counsel in such action, suit or proceeding, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Director unless (i) the employment of counsel by Director has been authorized by the Corporation, (ii) counsel designated by the Corporation to conduct such defense shall not be reasonably satisfactory to Director, or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of such counsel shall be at the expense of the Corporation. For the purposes of clause (ii) above, Director shall be entitled to determine that counsel designated by the Corporation is not reasonably satisfactory if, among other reasons, Director shall have been advised by qualified counsel that, because of actual or potential conflicts of interest in the matter between Director, other officers or directors similarly indemnified by the Corporation, and/or the Corporation, representation of Director by counsel designated by the Corporation is likely to materially and adversely affect Director's interests or would not be permissible under applicable canons of legal ethics.

     The Corporation shall not be liable to indemnify Director under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Corporation shall not settle any action or claim in any manner which would impose any penalty or limitation on Director without Director's written consent. Neither the Corporation nor Director will unreasonably withhold their consent to any proposed settlement.

8. Repayment of Expenses. Director agrees to reimburse the Corporation for all reasonable expenses paid by the Corporation in defending any civil or criminal action, suit or proceeding against Director in the event, and only to the extent, that it shall be ultimately determined that Director is not entitled to be indemnified by the Corporation for such expenses under the provisions of the State Statute, the Bylaws, this Agreement or otherwise.



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9.   Enforcement.

     (a) The Corporation expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Director to continue as a director of the Corporation and to otherwise provide such services to the Corporation as may be provided by Director from time to time, and acknowledges that Director is relying upon this Agreement in continuing to serve in such capacity or capacities.

     (b) In the event Director is required to bring any action to enforce rights or to collect moneys due under this Agreement and is successful in such action, the Corporation shall reimburse Director for all of Director's reasonable fees and expenses in bringing and pursuing such action.

10. Separability. Each of the provisions of this Agreement is a separate and distinct agreement and independent of the others, so that if any provision hereof shall be held to be invalid or unenforceable in whole or in part for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions hereof.

11.  Governing Law; Successors; Amendment and Termination.

     (a) This Agreement shall be interpreted and enforced in accordance with the laws of the State of Florida.

     (b) This Agreement shall be binding upon Director and the Corporation, its successors and assigns, and shall inure to the benefit of Director, his heirs, personal representatives and assigns and to the benefit of the Corporation, its successors and assigns.

     (c) No amendment, modification, termination or cancellation of this Agreement shall be effective unless in writing signed by both parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                              REFLECTONE, INC.




   ___________________        By: ____________________
     Director                 Chairman of the Board


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